Exhibit 10.9
September 30, 2010

AgFeed Animal Nutrition Holdings, Inc.
Suite A1001-1002, Tower 16
Hengmao International Center
Nanchang City, Jiangxi Province  330003
The People’s Republic of China
Attn:   Gerard Daignault, President and Chief Executive Officer

Re:	Supply Commitment by AgFeed Industries, Inc.

Gentlemen:

This letter (the “Agreement”) evidences the agreement of AgFeed Industries, Inc., a Nevada corporation (the “Purchaser”), to procure from AgFeed Animal Nutrition Holdings, Inc., a British Virgin Islands corporation (the “Supplier”), feed on the terms and subject to the conditions described below.

1.  Supply Commitment.  Subject to the terms and conditions set forth herein, the Purchaser and its currently existing wholly-owned, directly or indirectly, operating subsidiaries in the People’s Republic of China (“China”) agree, for a period of three years commencing on August 1, 2010 (the “Term”), to use commercially reasonable efforts to procure from the Supplier and its wholly-owned, directly or indirectly, operating subsidiaries in China (collectively, the “Suppliers”) and their respective distributors (together with the Suppliers, the “Supplier Group”), on an exclusive basis premix feed, concentrates, and complete feed manufactured by the Suppliers (collectively, the “Feed Products”) for the existing hog farms located in China in which the Purchaser and its currently existing wholly-owned, directly or indirectly, subsidiaries own at least a majority equity interest (collectively, the “AgFeed Hog Farms”).  In the event the Purchaser or its currently existing wholly-owned, directly or indirectly, subsidiaries cease to own a majority equity interest in an individual hog farm located in China, such farm shall no longer be considered a member of the AgFeed Hog Farms and shall be released from the commitment contained in this Section 1.

2.  Conditions for First Choice Provider.  The AgFeed Hog Farms shall continue to purchase the Feed Products offered by the Supplier from the Supplier Group on an exclusive basis during the term to the extent (i) the Feed Products offered are of equal or superior quality to that of a product produced by a third-party as determined in the sole discretion of the Purchaser, (ii) the pricing for the Feed Products offered is competitively priced and continues to be market-based, and (iii) the members of the Supplier Group, as applicable, are able to meet the specifications as far as quality, composition, quantities and delivery requested by the AgFeed Hog Farms.  Such purchases by the AgFeed Hog Farms shall be pursuant to a purchase order issued to the Supplier Group or in accordance with practices existing between the parties as of the date of this Agreement.

AgFeed Animal Nutrition Holdings, Inc.
September 30, 2010

3.  “Most Favored Nation” Pricing.  The Supplier agrees, and will cause members of the Supplier Group to agree, that the Feed Products offered by the Supplier Group to the AgFeed Hog Farms shall have “most favored nation” pricing for customers purchasing quantities of the Feed Products similar to those being purchased by a member of the AgFeed Hog Farms.

4.  Ability to Reject Order.  Any member of the Supplier Group retains the absolute right to accept or reject any individual order placed by any member of the AgFeed Hog Farms.  Such rejection shall not constitute a termination of the commitment by such member of the AgFeed Hog Farms.

5.  Members of the Supplier Group.

(a)  The commitment of the AgFeed Hog Farms shall be null and void with respect to a member of the Supplier Group on the date such member does not offer for sale the Feed Products.

(b)  Any distributor engaged by any of the Suppliers following the date of this Agreement shall become a member of the Supplier Group as of the date upon which it became a distributor.  Any feed mill or operations constructed or acquired by the Suppliers shall become a member of the Supplier Group as of the date upon which construction or acquisition is completed.

6.  Costs; Expenses.  Each party shall be responsible for its own professional expenses or other third party costs associated with the transactions contemplated in this Agreement.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

This Agreement will be governed by and construed in accordance with the laws of the People’s Republic of China that have been promulgated and are available to the public, but if the laws of the People’s Republic of China that have been promulgated and are available have no application for the relevant matters of this Agreement, the parties shall consult general international commercial practice.

AgFeed Animal Nutrition Holdings, Inc.
September 30, 2010

No amendment or waiver of any provision of this Agreement will be effective with respect to any party to this Agreement unless made in writing and signed by an officer of such party.  This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and will be deemed as sufficient as if original signature pages had been delivered.

[Signature page follows]

AgFeed Animal Nutrition Holdings, Inc.
September 30, 2010

If this letter accurately sets forth your understanding of our mutual intent, please sign this letter where indicated below and return it to us.

AGFEED INDUSTRIES, INC.

		By	/s/ Gerard Daignault
Chief Operating Officer

Accepted this 30th day of
September, 2010 as to all
terms and conditions:

AGFEED ANIMAL NUTRITION HOLDINGS, INC.

By	/s/ Edward Pazdro
Chief Financial Officer